United States
Securities And Exchange Commission

Washington, D.C. 20549

Amendment No. 2
to
Form S-1
Registration Statement Under The Securities Act Of 1933

OCZ Technology Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	3572	04-3651093
(State or other jurisdiction	(Primary	(I.R.S.
of	Standard	Employer
incorporation or	Industrial	Identification
organization)	Classification	No.)
Code number)

6373 San Ignacio Avenue
San Jose, California 95119
(408) 733-8400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ryan M. Petersen
President and Chief Executive Officer
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California 95119
(408) 733-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kerry T. Smith, Esq.
Chief Financial Officer
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California 95119
(408) 733-8400

and

Edward H. Batts, Esq.
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
(650) 833-2073

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐

Calculation Of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock to be offered for resale by the Selling Stockholders, $0.0025 par value	5,218,395	(1)	$4.04	(2)	$21,082,315.80	$1,503.17
Common stock acquirable upon the exercise of warrants by the Selling Stockholders	2,756,091	(3)	$5.25		$14,469,477.75	$1,031.67
Common stock acquirable by placement agent upon the exercise of warrants	154,550	(4)	$3.00		$463,650.00	$33.06
Total	8,129,036				$36,015,443.55	$2,567.90

(1)	Consisting of shares of common stock issued to the Selling Stockholders hereunder.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, (the “ Securities Act ”) based upon the closing sales price of the common stock on May 14, 2010, as reported on The NASDAQ Capital Market, which was $4.04 per share.

(3)
Consisting of up to (i) 2,575,833 shares of common stock issuable upon the exercise of warrants, which are immediately exercisable on a cashless basis at an exercise price of $5.25 per share and which will expire on March 23, 2015; (ii) 46,082 shares of common stock issuable upon the exercise of warrants, which are immediately exercisable at an exercise price of $5 per share;  and (iii) 134,176 shares of common stock issuable upon the exercise of warrants, which are immediately exercisable at exercise prices ranging between $2.25 and $3.90 per share, and of which warrants to exercise 97,354 shares will expire on September 16, 2013.  Estimated pursuant to Rule 457(g) under the Securities Act solely for the purposes of calculating the registration fee.

(4)
Consisting of up to 154,550 shares of common stock issuable upon the exercise of placement agent warrants issuable pursuant to a placement agent commission granted to the placement agent (the “Placement Agent Warrant ”).  The Placement Agent Warrant is exercisable immediately on a cashless basis at an exercise price of $3.00 per share and expires on March 23, 2015.  Estimated pursuant to Rule 457(g) under the Securities Act solely for the purposes of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated                , 2010

OCZ TECHNOLOGY GROUP, INC.

5,218,395 Shares of Common Stock

2,910,641 Shares of Common Stock issuable upon the exercise of outstanding Warrants

This prospectus relates to the resale by selling stockholders identified in the section entitled “Selling Stockholders” on page 25 of up to an aggregate of 8,129,039 shares of common stock, par value $0.0025 per share, of OCZ Technology Group, Inc. (“OCZ”), which consists of:

▪	5,218,039 shares of common stock; and

▪	2,910,641 shares of common stock issuable upon the exercise of outstanding warrants.

The Selling Stockholders (which term as used herein includes their pledgees, assignees, or other successors-in-interest) may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “Plan of Distribution” on page 36 of this prospectus.  We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.  The Selling Stockholders may be deemed underwriters of the shares of our common stock that they are offering.  We will bear all costs, expenses and fees in connection with the registration of these shares.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “OCZ”.  On May 14, 2010, the last reported sales price of our shares on The NASDAQ Capital Market was $4.04 per share.  You should rely only on the information contained in this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 6 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated            , 2010.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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Table of Contents

Part I
Prospectus Summary	4

Risk Factors	6

Cautionary Statements Regarding Forward Looking Statements	19

Use of Proceeds	20

Market Price Of and Dividends on Common Stock and Related Stock Matters	20

Selected Historical Consolidated Financial Data	20

Supplementary Financial Information	21

Management’s Discussion and Analysis of Financial Condition and Results of Operations	24

Business	24

Management	24

Executive Compensation – Compensation Discussion and Analysis	24

Security Ownership of Certain Beneficial Owners and Management	24

Certain Relationships and Related Transactions	24

Selling Stockholders	25

Description of Securities	32

Plan of Distribution	36

Legal Matters	37

Experts	37

Material Changes	37

Where You Can Find More Information	38

Incorporation of Certain Information by Reference	38

Financial Statements	40

Part II
Information Not Required in Prospectus	42

Signatures	45

Exhibit Index	46

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Part I

Prospectus Summary

This summary highlights selected information more fully described elsewhere in this prospectus.  You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.  You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 6 before deciding to invest in our common stock.  Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our” or “us” refer to OCZ Technology Group, Inc. and our subsidiaries.

Overview

We are a leading provider of high performance solid state drives (“SSDs”) and memory modules for computing devices and systems.

Historically, we primarily sold high performance memory modules to individual computing enthusiasts through catalog and online retail channels.  However, SSDs have emerged as a strong market alternative to conventional disk drive technology and SSDs are rooted in much of the same basic technological concepts as our legacy memory module business.  Today, as part of a diversification strategy which began in fiscal year 2009, our product mix is significantly more weighted toward the sale of SSDs and the SSD product line has become central to our business.  As a result, our target customers are increasingly enterprises and original equipment manufacturers (or “OEMs”).

In addition to our SSD and memory module product lines, we design, develop, manufacture and distribute other high performance components for computing devices and systems, including thermal management solutions and AC/DC switching power supply units (“PSUs”).  We offer our customers flexibility and customization by providing a broad array of solutions which are interoperable and can be configured alone or in combination to make computers run faster, more reliably, efficiently and cost effectively.  Through our diversified and global distribution channel, we offer more than 450 products to 376 customers, including leading retailers, on-line retailers (or “etailers”), OEMs and computer distributors.

Corporate Information

We were founded in 2002 and incorporated in Delaware in December 2004.  We have two subsidiaries, OCZ Canada, Inc., a Canadian corporation, and OCZ Technology Ireland Limited, an Irish corporation.

Our principal executive offices are located at 6373 San Ignacio Avenue, San Jose California, 95119, and our telephone number is (408) 733-8400.  Our website address is www.ocztechnology.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Shares outstanding prior to offering:
As of our fiscal year ended February 28, 2010, we had issued and outstanding:

▪  21,278,643 shares of our common stock;

▪  60,990 shares of our Series A preferred stock, which were converted into 62,733 shares of common stock on May 4, 2010;

▪  options to purchase up to an aggregate of 2,779,111 shares of our common stock;

▪  warrants to purchase an aggregate of up to 140,520 shares of our Series A preferred stock, which were converted into warrants to purchase 144,541 shares of common stock on May 4, 2010; and

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▪ warrants to purchase an aggregate of up to 142,577 shares of our common stock.

Common Stock offered for resale to the public by the Selling Stockholders:
Up to 8,129,036 shares of our common stock, which consists of:

▪  Up to 5,218,395 shares of common stock; and

▪  Up to 2,910,641 shares of common stock issuable upon the exercise of outstanding warrants.

Use of Proceeds:
Proceeds from the sale of common stock covered by this prospectus will be received by the Selling Stockholders.  We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.  We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The NASDAQ Capital Market symbol for our common stock:	“OCZ”

Risk Factors:	See “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

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Risk Factors

You should carefully consider the risks described below before making a decision to buy our common stock.  If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed.  In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock.  You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

We are subject to the cyclical nature of the markets in which we compete and a continued downturn could adversely affect our business.

The markets in which we compete, including SSDs, flash, memory, thermal management and power supply markets, are highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.  These markets have experienced significant downturns often connected with, or in anticipation of, maturing product cycles of both manufacturers’ and their customers’ products and declines in general economic conditions.  These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

Our historical operating results have been subject to substantial fluctuations and we may experience substantial period-to-period fluctuations in future operating results.  A downturn in these markets could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations.  Moreover, changes in end-user demand for the products sold by any individual customer can have a rapid and disproportionate effect on demand for our products from that customer in any given period, particularly if the customer has accumulated excess inventories of products purchased from us.  There can be no assurance that our net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the industries utilizing our products.

We have experienced quarterly and annual losses in the past and may experience losses in the future.

We have experienced losses on a quarterly and annual basis in the past.  We have expended, and will continue to expend, substantial funds to pursue engineering, research and development projects, enhance sales and marketing efforts and otherwise operate our business.  There can be no assurance that we will be profitable on a quarterly or annual basis in the future.

Declines in our average selling prices of DRAM may result in declines in our net sales and gross profit.

Our average selling prices may decline due to several factors.  Over the last few years, overcapacity in the DRAM memory component market resulted in significant declines in component prices, which negatively impacted our average selling prices and net sales.  During periods of overcapacity, our net sales may decline if we do not increase unit sales of existing products or fail to introduce and sell new products in quantities sufficient to offset declines in selling prices.  Our efforts to increase unit sales, reduce costs and develop new products to offset the impact of further declines in average selling prices may not be successful.  Declines in DRAM prices, which represent a significant component of our memory sales, could also (as they have in the past) affect our gross profit and the valuation of our inventory, which could harm our financial results.

Declines in average selling prices would enable OEMs to pre-install higher capacity based memory into new systems at existing price points and thereby reduce the demand for future memory upgrades.  Further, our net sales and gross profit may be negatively affected by shifts in our product mix during periods of declining average selling prices.

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In addition, the continued transition to smaller design geometries and the use of 300 millimeter wafers by existing memory manufacturers could lead to a significant increase in the worldwide supply of DRAM.  Increases in the worldwide supply of memory components could also result from manufacturing capacity expansions.  If not offset by increases in demand, these increases would likely lead to further declines in the average selling prices of our products and have a material adverse effect on our business, financial condition and results of operations.  Furthermore, even if supply remains constant, if demand were to decrease, it would harm our average selling prices.

Sales to a limited number of customers represent a significant portion of our net sales, and the loss of any key customer would materially harm our business.

Our dependence on a limited number of customers means that the loss of a major customer or any reduction in orders by a major customer would materially reduce our net sales and adversely affect our results of operations.  We expect that sales to relatively few customers will continue to account for a significant percentage of our net sales for the foreseeable future.  However, there can be no assurance that any of these customers or any of our other customers will continue to utilize our products at current levels, if at all.  We have no firm, long-term volume commitments from any of our major customers and we generally enter into individual purchase orders with our customers, in certain cases under master agreements that govern the terms and conditions of the relationship.  We have experienced cancellations of orders and fluctuations in order levels from period to period and expect that we will continue to experience such cancellations and fluctuations in the future.  Customer purchase orders may be cancelled and order volume levels can be changed, cancelled or delayed with limited or no penalties.  The replacement of cancelled, delayed or reduced purchase orders with new orders cannot be assured.

For our fiscal years ended February 28, 2010, February 28, 2009 and February 29, 2008, our ten largest customers accounted for 51%, 49% and 47% of net sales, respectively.  For our fiscal years ended February 28, 2010, February 28, 2009 and February 29, 2008, NewEgg accounted for 19%, 19% and 12% of our net sales, respectively.  During these periods, no other customers accounted for more than 10% of our net sales.

If a standardized memory solution which addresses the demands of our customers is developed, our net sales and market share may decline.

Many of our memory subsystems are specifically designed for our OEM customers’ high performance systems.  In a drive to reduce costs and assure supply of their memory module demand, our OEM customers may endeavor to design JEDEC standard DRAM modules into their new products.  This trend could reduce the demand for our higher priced customized memory solutions which in turn would have a negative impact on our financial results. In addition, customers deploying custom memory solutions today may in the future choose to adopt a JEDEC standard, and the adoption of a JEDEC standard module instead of a previously custom module might allow new competitors to participate in a share of our customers’ memory module business.

If our OEM customers were to adopt JEDEC standard modules, our future business may be limited to identifying the next generation of high performance memory demands of OEM customers and developing solutions that addresses such demands.  Until fully implemented, this next generation of products may constitute a much smaller market, which may reduce our net sales and market share.

Our customers are primarily in the computing markets and fluctuations in demand in these markets may adversely affect sales of our products.

Sales of our products are dependent upon demand in the computing markets.  We may experience substantial period-to-period fluctuations in future operating results due to factors affecting the computing markets.  From time to time, these markets have experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions.  A decline or significant shortfall in demand in any one of these markets could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations.

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Customer demand is difficult to accurately forecast and, as a result, we may be unable to optimally match production to customer demand.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer’s future requirements.  The short-term nature of commitments by many of our customers and the possibility of unexpected changes in demand for their products reduces our ability to accurately estimate future customer requirements.  On occasion, customers may require rapid increases in production, which can challenge our resources and can reduce margins.  We may not have sufficient capacity at any given time to meet our customers’ demands.  Conversely, downturns in the markets in which our customers compete can, and have, caused our customers to significantly reduce the amount of products ordered from us or to cancel existing orders leading to lower-utilization of our facilities.  Because many of our costs and operating expenses are relatively fixed, reduction in customer demand would have an adverse effect on our gross margins, operating income and cash flow.

During an industry downturn, there is also a higher risk that our trade receivables would be uncollectible, which would be materially adverse to our cash flow and business.

Order cancellations or reductions, product returns and product obsolescence could result in substantial inventory write-downs.

To the extent we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels or reduces outstanding orders, we could experience an unanticipated increase in our inventory.  Slowing demand for our products may lead to product returns which would also increase our inventory. In the past, we have had to write-down inventory due to obsolescence, excess quantities and declines in market value below our costs.

We may be less competitive if we fail to develop new or enhanced products and introduce them in a timely manner.

The markets in which we compete are subject to rapid technological change, product obsolescence, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards.  Our ability to successfully compete in these markets and to continue to grow our business depends in significant part upon our ability to develop, introduce and sell new and enhanced products on a timely and cost-effective basis, and to anticipate and respond to changing customer requirements.

The markets for our products are characterized by frequent transitions in which products rapidly incorporate new features and performance standards.  A failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could significantly reduce our net sales for a substantial period, which would have a material adverse effect on our business, financial condition and results of operations.

We have experienced, and may in the future experience, delays in the development and introduction of new products.  These delays could provide a competitor a first-to-market opportunity and allow a competitor to achieve greater market share.  Defects or errors found in our products after commencement of commercial shipment could result in delays in market acceptance of these products.  Lack of market acceptance for our new products will jeopardize our ability to recoup research and development expenditures, hurt our reputation and harm our business, financial condition and results of operations.  Accordingly, there can be no assurance that our future product development efforts will result in future profitability or market acceptance.

Our dependence on a small number of suppliers for components, including integrated circuit devices, and inability to obtain a sufficient supply of these components on a timely basis could harm our ability to fulfill orders and therefore materially harm our business.

Typically, integrated circuit (“IC”) devices represent a significant majority of our component costs for our memory and SSD products.  We are dependent on a small number of suppliers that supply key components used in the manufacture of our products.  Since we have no long-term supply contracts, there is no assurance that our suppliers will agree to supply the quantities of components we may need to meet our production goals.  Samsung, Toshiba and Intel currently supply substantially all of the IC devices used in our Flash memory products.  Micron, Elpida and PSC (Powerchip) currently supply substantially all of the DRAM IC devices used in our DRAM products.

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Additionally, because of constraints on working capital, we have delayed payments to a number of vendors which could have an adverse effect on our ability to source product.  Moreover, from time to time, our industry experiences shortages in IC devices and foundry services which have resulted in foundries putting their customers, ourselves included, on component allocation.  While to date neither delayed payment nor component shortages has disrupted our business in a material way, in the future, we may not be able to obtain the materials that we need to fill orders in a timely manner or at competitive prices.  As a result, our reputation could be harmed, we may lose business from our customers, our revenues may decline, and we may lose market share to our competitors.

The markets in which we compete are constantly evolving and competitive, and we may not have rights to manufacture and sell certain types of products utilizing emerging formats, or we may be required to pay a royalty to sell products utilizing these formats.

The markets in which we compete are constantly undergoing rapid technological change and evolving industry standards.  For example, many consumer devices, such as digital cameras, PDAs and smartphones, are transitioning to emerging flash memory formats, such as the Memory Stick and xD Picture Card formats, which we do not currently manufacture and do not have rights to manufacture, and which could result in a decline in demand, on a relative basis, for other products that we manufacture such as CompactFlash and secured digital USB drives.  If we decide to manufacture products utilizing emerging formats such as those mentioned, we will be required to secure licenses to give us the right to manufacture such products which may not be available at reasonable rates or at all.  If we are not able to supply formats at competitive prices or if we were to have product shortages, our net sales could be adversely impacted and our customers would likely cancel orders or seek other suppliers to replace us.

Our growth strategy includes expanding our presence in the SSD and high performance memory markets both of which are highly competitive.

SSD and high performance memory markets are highly competitive.  Certain of our competitors are more diversified than us and may be able to sustain lower operating margins in their SSD and high performance memory businesses based on the profitability of their other businesses.  We expect competition in these markets to increase as existing manufacturers introduce new products and process technologies, new manufacturers enter the market, industry-wide production capacity increases and competitors aggressively price products to increase market share.  We only have limited experience competing in these markets. Our growth strategy includes expanding our presence in these markets, and there can be no assurance that we will be successful in doing so.

The market for enterprise Flash-based SSD products is relatively new and evolving, which makes it difficult to forecast end user adoption rates and customer demand, for our products.

The enterprise Flash-based SSD market is new and rapidly evolving.  As a result, we may encounter risks and uncertainties related to our business and future prospects.  It is difficult to predict, with any precision, end user adoption rates, customer demand for our products or the future growth rate and size of this market.  The rapidly evolving nature of the markets in which we sell our products, as well as other factors that are beyond our control, reduce our ability to accurately evaluate our future outlook and forecast quarterly or annual performance.  Furthermore, our ability to predict future sales is limited and our SSD product may never reach mass adoption.

Industry consolidation could adversely affect our business by reducing the number of our potential significant customers and increasing our reliance on our existing key customers.

Many significant participants in our customers’ industries are merging and consolidating as a result of competitive pressures and we expect this trend to continue.  Consolidation will likely decrease the number of potential significant customers for our products and services.  Fewer significant customers will increase our reliance on key customers and, due to the increased size of these companies, may negatively impact our bargaining position and profit margins.  Consolidation in some of our customers’ industries may result in increased customer concentration and the potential loss of customers.  The loss of, or a reduced role with, key customers due to industry consolidation could negatively impact our business.

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We may make acquisitions which involve numerous risks.  If we are not successful in integrating the acquisition, our operations may be adversely affected.

As part of our business and growth strategy, we expect to acquire or make significant investments in businesses, products or technologies that allow us to complement our existing product offering, expand our market coverage, increase our engineering workforce or enhance our technological capabilities.  For example in 2007, we acquired PC Power and Cooling, Inc., a producer of PC thermal management products, and substantially all the assets of Silicon Data Inc., doing business as Hypersonic PC Systems, a manufacturer of boutique high performance gaming PCs and laptops.  We stopped the manufacture and sale of certain Hypersonic PC products in our fiscal year ended February 28, 2010.  Any future acquisitions or investments would expose us to the risks commonly encountered in acquisitions of businesses. Such risks include, among others:

▪	lower than anticipated sales and profitability;

▪	problems integrating the purchased operations, technologies or products;

▪	costs associated with the acquisition;

▪	negative effects on profitability resulting from the acquisition;

▪	adverse effects on existing business relationships with suppliers and customers;

▪	risks associated with entering markets in which we have no or limited prior experience;

▪	loss of key employees of the acquired business; and

▪	litigation arising from the acquired company’s operations before the acquisition.

Our inability to overcome problems encountered in connection with any acquisition could divert the attention of management, utilize scarce corporate resources and otherwise harm our business.  In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.  Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms or realize the anticipated benefits of any acquisitions we do undertake.

We may make acquisitions that are dilutive to existing stockholders, result in unanticipated accounting charges or otherwise adversely affect our results of operations.

We may grow our business through business combinations or other acquisitions of businesses, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities.  If we make any future acquisitions, we could issue stock that would dilute our stockholders’ percentage ownership, incur substantial debt, reduce our cash reserves or assume contingent liabilities.  Furthermore, acquisitions may require material charges and could result in adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred compensation and identifiable purchased intangible assets or impairment of goodwill, any of which could negatively impact our results of operations.

We may not be able to maintain or improve our competitive position because of the intense competition in the markets we serve.

We conduct business in markets characterized by intense competition, rapid technological change, constant price pressures and evolving industry standards.  Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers than we do.  As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.  Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular industry standard or competing technology than we are.  Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower price.

We compete against global technology vendors such as Intel Corporation and Samsung Electronics Co., Ltd.  Our primary competitors in the specialized memory module and flash products industry include Kingston Technology, SanDisk, Crucial Memory and Corsair.  Our primary competitors in the solid state storage maker industry include STEC, Fusion I/O and Mtron.  Our primary competitors in the specialized power supply chassis and cooling manufacturing industry include Antec, Inc., Thermaltake Technology Inc. USA and Enermax Technology Corporation.

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We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features.  In the PC market in Asia, we expect to face increasing competition from local competitors such as A-DATA Technology Co., Ltd. and GSkill International Enterprise.  We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.  In addition, some of our significant suppliers, including Samsung Electronics Co., Ltd., Infineon Technologies AG and Micron Technology, Inc., are also our competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration.  Competition may also arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers.  Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

We expect that our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products.  In addition, our competitors may develop enhancements to, or future generations of, competitive products that may render our technology or products obsolete or uncompetitive.

The future growth of our OEM-focused products is dependent on achieving design wins into commercially successful OEM systems and the failure to achieve design wins or of OEM customers to incorporate our products in their systems could adversely affect our operating results and prospects.

We rely on OEMs to select our OEM-focused products to be designed into their systems, which we refer to as a design win.  We often incur significant expenditures in the development of a new product without any assurance that an OEM will select our product for design into its system.  Additionally, in some instances, we may be dependent on third parties to obtain or provide information that we need to achieve a design win.  Some of these third parties may not supply this information to us on a timely basis, if at all.  Furthermore, even if an OEM designs one of our products into its system, we cannot be assured that its product will be commercially successful or that we will receive any net sales as a result of that design win.  Our OEM customers are typically not obligated to purchase our products and can choose at any time to stop using our products if their own systems are not commercially successful, if they decide to pursue other systems strategies, or for any other reason.  If we are unable to achieve design wins or if our OEM customers’ systems incorporating our products are not commercially successful, our net sales would suffer.

Our future success is dependent on our ability to retain key personnel, including our executive officers, and attract qualified personnel.  If we lose the services of these individuals or are unable to attract new talent, our business will be adversely affected.

Our future operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace.  We are particularly dependent on the continued service of Ryan M. Petersen, our chief executive officer, Kerry T. Smith, our chief financial officer, and Alex Mei, our chief marketing officer.  Our future operating results also depend in significant part upon our ability to attract, train and retain qualified management, manufacturing and quality assurance, engineering, marketing, sales and support personnel.  We are continually recruiting such personnel.  However, competition for such personnel is intense, and there can be no assurance that we will be successful in attracting, training or retaining such personnel now or in the future.  There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for us to hire such persons over time.  The loss of any key employee, the failure of any key employee to perform in his or her current position, our inability to attract, train and retain skilled employees as needed or the inability of our officers and key employees to expand, train and manage our employee base could materially and adversely affect our business, financial condition and results of operations.

We have and will continue to incur increased costs as a result of becoming a public reporting company.

We have incurred, and will continue to face, increased legal, accounting, administrative and other costs as a result of becoming a reporting company that we did not incur as a private company.  The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission (the “SEC”), and the Public Company Accounting Oversight Board, have required changes in the corporate governance practices of public companies.  We expect these rules and regulations to increase our legal and financial compliance costs and to make legal, accounting and administrative activities more time-consuming and costly.  We have also incurred substantially higher costs to obtain directors’ and officers’ insurance. In addition, as we gain experience with the costs associated with being a reporting company, we may identify and incur additional overhead costs.

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If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report our financial results accurately or detect fraud, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to produce reliable financial reports and are important in our effort to prevent financial fraud.  Beginning with our fiscal year ended February 28, 2011, we are required to periodically evaluate the effectiveness of the design and operation of our internal controls.  These evaluations may result in the conclusion that enhancements, modifications or changes to our internal controls are necessary or desirable.  While management evaluates the effectiveness of our internal controls on a regular basis, these controls may not always be effective.  There are inherent limitations on the effectiveness of internal controls including collusion, management override, and failure of human judgment.  Because of this, control procedures are designed to reduce rather than eliminate business risks.  If we fail to maintain an effective system of internal controls or if management or our independent registered public accounting firm were to discover material weaknesses in our internal controls, we may be unable to produce reliable financial reports or prevent fraud and it could harm our financial condition and results of operations and result in loss of investor confidence and a decline in our share price.

Our indemnification obligations to our customers and suppliers for product defects could require us to pay substantial damages.

A number of our product sales and product purchase agreements provide that we will defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from product warranty claims or claims for injury or damage resulting from defects in our products.  We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not be adequate to cover all or any part of the claims asserted against us.  A successful claim brought against us that is in excess of, or excluded from, our insurance coverage could substantially harm our business, financial condition and results of operations.

Our operations in the United States and foreign countries are subject to political and economic risks, which could have a material adverse effect on our business and operating results.

Our financial success may be sensitive to adverse changes in general political and economic conditions in the United States such as changes in regulatory requirements, taxes, recession, inflation, unemployment and interest rates.  Such changing conditions could reduce demand in the marketplace for our products or increase the costs involved for us to manufacture our products.

Sales outside of the United States accounted for approximately 57% of net sales for the fiscal year ended February 28, 2010.  Sales outside of the United States accounted for approximately 61% and 63% of net sales in fiscal years ended February 28, 2009 and February 29, 2008, respectively.  We anticipate that international sales will continue to constitute a meaningful percentage of our total net sales in future periods.  In addition, a significant portion of our design and manufacturing is performed at our facilities in Taiwan.  As a result, our operations may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, increased price pressure, timing and availability of export licenses, difficulties in accounts receivable collections, difficulties in protecting our intellectual property, natural disasters, difficulties in staffing and managing foreign operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for products that may require certification, restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances.

We are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products.  We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries.  Some of our customers’ purchase orders and agreements are governed by foreign laws, which often differ significantly from those of the United States.  Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.  These factors may have a material adverse effect on our business, financial condition and results of operations.

Our inability to effectively manage our operations in foreign countries could harm our operating results.

A significant portion of our design and manufacturing operations are carried out outside of the United States at our foreign facilities.  Further, international sales have accounted for a significant portion of our overall sales.  In some of the countries in which we operate or sell our products, it is difficult to recruit, employ and retain qualified personnel to manage and oversee our local operations, sales and other activities.  Further, given our executive officers’ existing managerial burdens, their lack of physical proximity to the activities being managed and the inherent limitations of cross-border information flow, our executive officers who reside in the United States may be unable to effectively oversee the day-to-day management of our foreign subsidiaries and operations.  The inability of or failure by our domestic and international management to effectively and efficiently manage our overseas operations could have a negative impact on our business and adversely affect our operating results.

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Worldwide economic and political conditions may adversely affect demand for our products.

The current economic slowdown in the United States and worldwide has adversely affected and may continue to adversely affect demand for our products.  Another decline in the worldwide computing markets or a future decline in economic conditions or consumer confidence in any significant geographic area would likely decrease the overall demand for our products, which could have a material adverse effect on us.  For example, a decline in economic conditions in China could lead to declining worldwide economic conditions.  If economic conditions decline, whether in China or worldwide, we could be materially adversely affected.

The occurrence and threat of terrorist attacks and the consequences of sustained military action in the Middle East have in the past, and may in the future, adversely affect demand for our products.  In addition, terrorist attacks may negatively affect our operations directly or indirectly and such attacks or related armed conflicts may directly impact our physical facilities or those of our suppliers or customers.  Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, ultimately affecting our sales.

Also as a result of terrorism, the United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales, our supply chain and our ability to deliver products to our customers.  Political and economic instability in some regions of the world could negatively impact our business.  The consequences of armed conflicts are unpredictable and we may not be able to foresee events that could have a material adverse effect on us.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility to the United States economy and worldwide financial markets.  Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Unfavorable currency exchange rate fluctuations could result in our products becoming relatively more expensive to our overseas customers or increase our manufacturing costs, each of which could adversely affect our profitability.

Our international sales and our operations in foreign countries make us subject to risks associated with fluctuating currency values and exchange rates.  Because sales of our products have been denominated to date primarily in U.S. dollars, increases in the value of the U.S. dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country.  Future international activity may result in increased foreign currency denominated sales.  Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international sales or operations may contribute to fluctuations in our results of operations.  In addition, as a result of our foreign sales and operations, we have revenues, costs, assets and liabilities that are denominated in foreign currencies.  Therefore, decreases in the value of the U.S. dollar could result in significant increases in our manufacturing costs that could have a material adverse effect on our business and results of operations.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our business and increase our costs and expenses.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses.  For example, our corporate headquarters in San Jose, California and our manufacturing facilities in Taiwan are located near major earthquake fault lines.  Taiwan is also subject to typhoons during certain times of the year.  In the event of a major earthquake, typhoon or hurricane, or other natural or manmade disaster, we could experience business interruptions, destruction of facilities and/or loss of life, any of which could materially adversely affect our business and increase our costs and expenses.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our intellectual property, as well as our ability to operate without infringing the intellectual property of others.

We attempt to protect our intellectual property rights through trade secret laws, non-disclosure agreements, confidentiality procedures and employee disclosure and invention assignment agreements.  To a lesser extent, we also protect our intellectual property through patents, trademarks and copyrights.  It is possible that our efforts to protect our intellectual property rights may not:

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▪	prevent our competitors from independently developing similar products, duplicating our products or designing around the patents owned by us;

▪	prevent third-party patents from having an adverse effect on our ability to do business;

▪	provide adequate protection for our intellectual property rights;

▪	prevent disputes with third parties regarding ownership of our intellectual property rights;

▪	prevent disclosure of our trade secrets and know-how to third parties or into the public domain;

▪	prevent the challenge, invalidation or circumvention of our existing patents;

▪	result in patents that lead to commercially viable products or provide competitive advantages for our products; and

▪	result in issued patents and registered trademarks from any of our pending applications.

If any of our issued patents are found to be invalid or if any of our patent applications are rejected, our ability to exclude competitors from making, using or selling the same or similar products as ours could be compromised.  We have occasionally applied for and may in the future apply for patent protection in foreign countries.  The laws of foreign countries, however, may not adequately protect our intellectual property rights.  Many U.S. companies have encountered substantial infringement problems in foreign countries.  Because we conduct a substantial portion of our operations and sell some of our products overseas, we have exposure to foreign intellectual property risks.

In addition, the industries in which we compete are characterized by vigorous protection and pursuit of intellectual property rights.  We believe that it may be necessary, from time to time, to initiate litigation against one or more third parties to preserve our intellectual property rights.  From time to time, we have received, and may receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights.  Any of the foregoing events or claims could result in litigation.  Such litigation, whether as plaintiff or defendant, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor.  In the event of an adverse result in such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of certain products, expend significant resources to develop or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses to use the infringed technology.  Product development or license negotiating would likely result in significant expense to us and divert the efforts of our technical and management personnel.  We cannot assure you that we would be successful in such development or acquisition or that necessary licenses would be available on reasonable terms, or at all.

Our indemnification obligations for the infringement by our products of the intellectual property rights of others could require us to pay substantial damages.

We currently have in effect a number of agreements in which we have agreed to defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from the infringement by our products of third-party patents, trademarks or other proprietary rights.  We may periodically have to respond to claims and litigate these types of indemnification obligations.  Any such indemnification claims could require us to pay substantial damages.  Our insurance does not cover intellectual property infringement.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

Our business involves purchasing finished goods as components from different vendors and then assembly of these components into finished products at our facilities.  We therefore are not involved in the actual manufacturing of components, which can often involve significant environmental regulations with respect to the materials used, as well as work place safety requirements.  Our operations and properties, however, do remain subject in particular to domestic and foreign laws and regulations governing the storage, disposal and recycling of computer products.  For example, our products may be subject to the European Union’s Directive 2002/96/EC Waste Electrical and Electronic Equipment and Directive 2002/95/EC on Restriction on the Certain Hazardous Substances in Electrical and Electronic Equipment.  Our failure to comply with present and future requirements could cause us to incur substantial costs, including fines and penalties, investments to upgrade our product cycle or curtailment of operations.  Further, the identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events may arise in the future and give rise to material environmental liabilities and related costs which could have a material adverse effect on our business, financial condition and results of operations.

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We are subject to a variety of federal, state and foreign laws and regulatory regimes.  Failure to comply with governmental laws and regulations could subject us to, among other things, mandatory product recalls, penalties and legal expenses which could have an adverse effect on our business.

Our business is subject to regulation by various federal and state governmental agencies.  Such regulation includes the radio frequency emission regulatory activities of the Federal Communications Commission, the anti-trust regulatory activities of the Federal Trade Commission and Department of Justice, the consumer protection laws of the Federal Trade Commission, the import/export regulatory activities of the Department of Commerce, the product safety regulatory activities of the Consumer Products Safety Commission, the regulatory activities of the Occupational Safety and Health Administration, the environmental regulatory activities of the Environmental Protection Agency, the labor regulatory activities of the Equal Employment Opportunity Commission and tax and other regulations by a variety of regulatory authorities in each of the areas in which we conduct business.  We are also subject to regulation in other countries where we conduct business.  In certain jurisdictions, such regulatory requirements may be more stringent than in the United States. We are also subject to a variety of federal and state employment and labors laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the WARN Act and other regulations related to working conditions, wage-hour pay, over-time pay, employee benefits, anti-discrimination, and termination of employment.

We have voluntarily disclosed potential violations of the Iranian Transaction Regulations and the Export Administration Regulations of the U.S. Department of Treasury, Office of Foreign Assets Control and the U.S. Department of Commerce, Office of Export Enforcement as a result of recently discovered actions by a former employee.

Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions.  In addition from time to time we have received, and expect to continue to receive, correspondence from former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment regulations.  In certain instances former employees have brought claims against us and we expect that we will encounter similar actions against us in the future.  An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs.

Any enforcement action could harm our business, financial condition and results of operations.  If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation in the future, our business, financial condition and results of operations could be materially adversely affected.  In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

Changes in the applicable tax laws could materially affect our future results.

We operate in different countries and are subject to taxation in different jurisdictions.  As a result, our future effective tax rates could be impacted by changes in the applicable tax laws of such jurisdictions or the interpretation of such tax laws.  For example, on May 5, 2009, President Obama and the U.S. Treasury Department proposed changing certain tax rules for U.S. corporations doing business outside the U.S.  The proposed changes would restrict the ability of U.S. corporations to transfer funds between foreign subsidiaries without triggering U.S. income tax, limit the ability of U.S. corporations to deduct expenses attributable to un-repatriated foreign earnings and modify the foreign tax credit rules.  These changes have been proposed to be effective beginning January 1, 2011.  We cannot determine whether these proposals will be enacted into law or what changes, if any, may be made to such proposals prior to their being enacted into law.  Depending on their content, such proposals (if enacted) or other changes in the applicable tax laws could increase our effective tax rate and adversely affect our after-tax profitability.

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Risks Related to our Debt

Our indebtedness could impair our financial condition, harm our ability to operate our business, limit our ability to borrow additional funds or capitalize on acquisition or other business opportunities.

We have entered into a Sale of Accounts and Security Agreement with Faunus Group International, Inc, pursuant to which we may factor our foreign receivables up to $10 million in the aggregate (as amended, the “FGI Agreement”).  We have entered into a Loan and Security Agreement with Silicon Valley Bank dated as of July 2009 (as amended, the “SVB Agreement” and collectively with the FGI Agreement, the “Factoring Loan Agreements”) to factor all our domestic receivables up to $10 million in the aggregate.  The SVB Agreement also caps the aggregate debt under both Factoring Loan Agreements to $17.5 million.  Under the Factoring Loan Agreements we have guaranteed our obligations thereunder and have pledged substantially all of our assets as security.  As of our fiscal year ended February 28, 2010, the outstanding loan balances under the Factoring Loan Agreements were $10.4 million in the aggregate.  Also, we may incur additional debt in the future, subject to certain limitations contained in our debt instruments.

The degree to which we are leveraged and the restrictions governing this indebtedness, such as a minimum Quick Ratio, (our cash and accounts receivable divided by current liabilities) could have important consequences including, but not limited to, the following:

▪	it may limit our ability to service all of our debt obligations;

▪
it may impair our ability to incur additional indebtedness or obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

▪	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

▪
our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us;

▪	our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

▪	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

▪	it may limit our ability to engage in certain transactions or capitalize on acquisition or other business opportunities.

The Factoring Loan Agreements also have “material adverse change” provisions that essentially grant the lenders broad discretion in determining whether to accelerate the payment of all amounts due under the Factoring Loan Agreements when adverse events occur with respect to OCZ, its business, financial condition, results of operation, assets, liabilities or prospects.  As of November 30, 2008 and February 28, 2009 we failed to comply with one or more loan covenants under the loan agreement with Silicon Valley Bank which was the predecessor to the Factoring Loan Agreements.  We received a waiver from Silicon Valley Bank for such non-compliances.  We cannot assure that we will not violate one or more loan covenants in the future.  As we are in violation of covenants in either of the Factoring Loan Agreements and do not receive a waiver, the lender could choose to accelerate payment on all outstanding loan balances.  There can be no assurance that we would be able to quickly obtain equivalent or suitable replacement financing in this event.  If we are unable to secure alternative sources of funding, such acceleration would have a material adverse impact on our financial condition.

To service our debt, we will require cash and we may not be able to generate sufficient cash flow from operations to satisfy these obligations or to refinance these obligations on acceptable terms, or at all.

Our ability to generate cash depends on many factors beyond our control.  Our ability to make payments on our debt and to fund working capital requirements, capital expenditures and research and development efforts will depend on our ability to generate cash in the future.  Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuation based upon a wide variety of factors, many of which are not within our control including, among others, those described in this section.

Unfavorable changes in any of these factors could harm our operating results and our ability to generate cash to service our debt obligations.  If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital.  Also, certain of these actions would require the consent of our lenders.  The terms of our financing agreements contain limitations on our ability to incur debt.  We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect.  Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

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Risks Related to our Common Stock and this Offering

The price of our common stock may be volatile and subject to wide fluctuations.

The market price of the securities of technology companies has been especially volatile.  In addition, our common stock was listed on the OTCBB since January 14, 2009 and only recently began trading on The NASDAQ Capital Market on April 23, 2010.  Accordingly, we have an extremely limited history of public trading of our common stock within the United States.  Thus, the market price of our common stock may be subject to wide fluctuations.  If our net sales do not increase or increase less than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline.  Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.  Factors that could cause fluctuations in our stock price may include, among other things:

▪	actual or anticipated variations in quarterly operating results;

▪	changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts;

▪	changes in the market valuations of other companies operating in our industry;

▪	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

▪	additions or departures of key personnel; and

▪	a general downturn in the stock market.

The market price of our stock also might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us.  In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation.  If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources.

We may experience significant period-to-period quarterly and annual fluctuations in our net sales and operating results, which may result in volatility in our share price.

We may experience significant period-to-period fluctuations in our net sales and operating results in the future due to a number of factors and any such variations may cause our share price to fluctuate.  It is likely that in some future period our operating results will be below the expectations of securities analysts or investors.  If this occurs, our share price could drop significantly.

A number of factors, in addition to those cited in other risk factors applicable to our business, may contribute to fluctuations in our sales and operating results, including:

▪	the timing and volume of orders from our customers;

▪	the rate of acceptance of our products by our customers, including the acceptance of design wins;

▪	the demand for and life cycles of the products incorporating our products;

▪	the rate of adoption of our products in the end markets we target;

▪	cancellations or deferrals of customer orders in anticipation of new products or product enhancements from us or our competitors or other providers;

▪	changes in product mix; and

▪	the rate at which new markets emerge for products we are currently developing or for which our design expertise can be utilized to develop products for these new markets.

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The sale of our outstanding common stock and exercise of outstanding warrants and options are not subject to lock-up restrictions and may have an adverse effect of the market price of the our stock.

As of our fiscal year ended February 28, 2010, we had 60,990 shares of Series A preferred stock outstanding (which were converted into 62,733 shares of common stock on May 4, 2010), 21,278,643 shares of common stock outstanding, 2,779,111 options to purchase an aggregate of 2,779,111 shares of common stock outstanding, 140,520 warrants to purchase an aggregate of 140,520 shares of Series A preferred stock outstanding (which were converted into warrants to purchase 144,541 shares of common stock on May 4, 2010) and 142,577 warrants to purchase an aggregate of 142,577 shares of common stock outstanding.   Since only 1,405,199 shares of our common stock are subject to lock-up restrictions, we cannot assure investors that the holders of our stock will not sell substantial amounts of their holdings of our stock.  The sale or even the possibility of sale of such stock or the stock underlying the options and warrants could have an adverse effect on the market price for our securities or on our ability to obtain a future public financing.  If and to the extent that warrants and/or options are exercised, stockholders could be diluted.

Future sales of shares could depress our share price.

As of our fiscal year ended February 28, 2010, we had 21,278,643 shares of common stock outstanding.  The registration statement, of which this prospectus is a part, registers the resale of 5,218,395 shares of common stock, as well as shares issuable upon the exercise of warrants, for a total of 8,129,036 shares of our common stock.  Sales by the Selling Stockholders hereunder, especially if in heavy volume and at the same time, could negatively affect our stock price.  Moreover, the perception in the public market that these stockholders might sell our common stock could depress the market price of the common stock.  Additionally, we may sell or issue shares of common stock in a public offering or in connection with acquisitions, which will result in additional dilution and may adversely affect market prices for our common stock.

No prediction can be made as to the precise effect, if any, that sales of shares of our common stock or the availability of such shares for sale will have on the market prices prevailing from time to time.  Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Anti-takeover provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our fourth amended and restated certificate of incorporation (“Certificate of Incorporation”) includes provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change of control transactions, including, among other things, provisions that restrict the ability of our stockholders to call meetings and provisions that authorize our board of directors, without action by our stockholders, to issue additional common stock.  These provisions could deter, delay or prevent a third party from acquiring control of us in a tender offer or similar transactions, even if such transaction would benefit our stockholders.

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Cautionary Statement Regarding Forward-Looking Statements

Some of the statements contained in this prospectus are forward-looking statements, including, in particular, statements about our plans, strategies and prospects, objectives, expectations, intentions, adequacy of resources, and industry estimates.  These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.

Forward-looking statements are based on information available to us as of the date of this prospectus.  Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements.  We caution you therefore that you should not rely on any of these forward-looking statements as statement of historical fact or as guarantees of future performance.  These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

▪	our ability to implement our business strategy, including the expansion of our solid state drive (SSD) product line through distributors and direct sales;

▪	our ability to obtain additional financing and continue to fund order fulfillment to match the demand for our products;

▪	our limited operating history, which is principally in products that are not our SSD product line, which has emerged as our core focus;

▪	unknown liabilities associated with past and future acquisitions;

▪	our ability to manage growth;

▪	significant competition amid with technology that is rapidly evolving;

▪	our ability to attract and retain talented employees; and

▪	other risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.  We believe these sources of information are reliable and that the information fairly and reasonably characterizes our industry.  Although we take responsibility for compiling and extracting the data, we have not independently verified this information.

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Use Of Proceeds

We are registering these shares pursuant to the registration rights granted to the Selling Stockholders in connection with a registration rights agreement with the Selling Stockholders.  The Selling Stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.  We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by Selling Stockholders that are covered by this prospectus. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

Market Price Of And Dividends On Common Stock And Related Stockholder Matters

Information required by this section is incorporated herein by reference to Part II, Item 5 entitled “Market for Registrant’s Common Equity. Related Stockholder matters and Issuer Purchases of Equity Securities” of OCZ Technology Group, Inc.’s Annual Report filed on Form 10-K with the Securities and Exchange Commission on May 20, 2010 (“Annual Report”).

Selected Historical Consolidated Financial Data

Information required by this section is incorporated herein by reference to Part II, Item 6 entitled “Selected Financial Data” of OCZ Technology Group, Inc.’s Annual Report.

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Supplementary Financial Information

The following table sets forth our quarterly consolidated statements of operations for each of the ten most recent quarters.  We have prepared the unaudited quarterly financial information on a basis consistent with the audited consolidated financial statements presented in this document, and the financial information reflects all necessary adjustments for a fair presentation of our financial positions and operating results for the quarters presented.  The results of operations for any quarter are not necessarily indicative of the results of the operations for any future period.

	February 28, 2010				February 28, 2009				February 29, 2008
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
	Feb 28	Nov 30	Aug 31	May 31	Feb 28	Nov 30	Aug 31	May 31	Feb 29	Nov 30
Revenue
Sales – net	$32,369	$38,024	$37,795	$35,771	$41,119	$35,230	$41,859	$37,774	$33,679	$33,346
Cost of revenue	30,126	31,567	31,534	32,076	34,369	34,892	35,954	30,976	26,841	28,130
Gross profit	2,243	6,457	6,261	3,695	6,750	338	5,905	6,798	6,839	5,217
Expenses
Sales and marketing	2,521	2,520	2,552	2,656	2,493	3,547	2,847	2,513	2,665	2,329
Research and development	1,309	1,328	1,204	1,490	770	719	577	509	277	466
General, admin and ops	3,497	3,659	3,806	3,848	3,859	5,118	4,107	3,626	4,017	2,772
Impairment of intangible assets	911	-	-	-	-	-	-	-	-	-
Total operating expenses	8,238	7,507	7,562	7,895	7,123	9,384	7,530	6,648	6,959	5,567
Operating profit/(loss)	(5,995)	(1,050)	(1,301)	(4,200)	(373)	(9,046)	(1,625)	150	(120)	(350)
Other income/(expense)
Other income – net	58	600	(65)	134	(11)	(88)	(66)	(5)	163	85
Interest and financing cost	(568)	(522)	(373)	(253)	(166)	(141)	(156)	(136)	(117)	(60)
	(510)	78	(438)	(119)	(177)	(229)	(222)	(141)	45	25
Profit/(loss) before tax	(6,505)	(972)	(1,739)	(4,319)	(550)	(9,275)	(1,847)	9	(75)	(326)
Tax (expense) benefit	-	-	-	1	(26)	(475)	443	(3)	236	1,000
Net profit/(loss)	$(6,505)	$(972)	$(1,739)	$(4,318)	$(576)	$(9,750)	$(1,404)	$6	$161	$674
Earnings per share – basic
Earnings/(loss) per share – cents	$(0.31)	$(0.05)	$(0.08)	$(0.20)	$(0.03)	$(0.46)	$(0.07)	$0.00	$0.01	$0.03
Weighted average number of shares	21,300	21,300	21,300	21,300	21,300	21,000	20,900	20,900	20,700	20,600
Earnings (loss) per share - diluted
Earnings/(loss) per share – cents	$(0.31)	$(0.05)	$(0.08)	$(0.20)	$(0.03)	$(0.46)	$(0.07)	$0.00	$0.01	$0.03
Weighted average number of shares	21,300	21,300	21,300	21,300	21,300	21,000	20,900	21,400	21,200	21,200

Page | 21

The following table sets forth our historical operating results, as a percentage of net sales for the periods indicated:

	February 28, 2010				February 28, 2009				February 29, 2008
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
	Feb 28	Nov 30	Aug 31	May 31	Feb 28	Nov 30	Aug 31	May 31	Feb 29	Nov 30
Revenue
Sales – net	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	93.1	83.0	83.4	89.7	83.6	99.0	85.9	82.0	79.7	84.4
Gross profit	6.9	17.0	16.6	10.3	16.4	1.0	14.1	18.0	20.3	15.6
Expenses
Sales and marketing	7.8	6.6	7.0	7.4	6.1	10.1	6.8	6.7	7.9	7.0
Research and development	4.0	3.5	3.6	4.2	1.9	2.0	1.4	1.3	0.8	1.4
General, admin and ops	10.8	9.6	9.4	10.5	9.4	14.6	9.8	9.6	12.0	8.3
Impairment of intangible assets	2.8	-	-	-	-	-	-	-	-	-
Total operating expenses	25.4	19.7	20.0	22.1	17.3	26.7	18.0	17.6	20.7	16.7
Operating profit/(loss)	(18.5)	(2.8)	(3.4)	(11.8)	(0.9)	(25.7)	(3.9)	0.4	(0.4)	(1.1)
Other income/(expense)
Other income – net	0.2	1.6	(0.2)	0.4	(-)	(0.2)	(0.2)	(-)	0.5	0.3
Interest and financing cost	(1.8)	(1.4)	(1.0)	(0.7)	(0.4)	(0.4)	(0.4)	(0.4)	(0.3)	(0.2)
Profit/(loss) before tax	(20.1)	(2.6)	(4.6)	(12.1)	(1.3)	(26.3)	(4.5)	-	(0.2)	(1.0)
Tax (expense) benefit	-	-	-	-	(0.1)	(1.3)	1.1	(-)	0.7	3.0
Net profit/(loss)	(20.1)%	(2.6)%	(4.6)%	(12.1)%	(1.4)%	(27.6)%	(3.4)%	-%	0.5%	2.0%

Quarterly results for the fiscal years ended February 28, 2010, February 28, 2009 and the 3rd Quarter and 4th Quarter of fiscal year ended February 29, 2008.

Net Sales.  Our net sales had increased each quarter from November 30, 2007 to August 31, 2008 primarily due to increases in unit volumes and the impact of acquisitions.  The decrease in the quarter ended November 30, 2008 of $6.6 million was due primarily to a significant decrease in the cost of memory components as well as an overall downturn in the global economy.  The increase in the quarter ended February 28, 2009 of $5.9 million was primarily due to a partial recovery of memory component prices as well as increased unit sales due to the Christmas season.  The decrease in net sales in the quarter ended May 31, 2009 of $5.3 million was primarily due to the working capital constraints which did not allow us to purchase all the components necessary to fill demand.  The increases in net sales in the quarter ended August 31, 2009 of $2.0 million and in the quarter ended November 30, 2009 of $0.2 million were primarily due to additional working capital being available from new financing arrangements in those quarters to support sales.  The decrease in net sales in the quarter ended February 28, 2010 of $5.7 million was primarily due to working capital constraints which did not allow us to purchase all of the components necessary to fill demand.

Cost of Revenue.  Cost of revenue fluctuated from quarter to quarter depending on the level of net sales, costs of memory components, product mix and unit volume. Costs of sales as a percentage of net sales gradually increased from 84.4% to 85.9% for the quarter ended November 30, 2007 to August 31, 2009 which was primarily due to a decrease in lower average selling prices of products due to falling prices of memory components.  The increase of cost of revenue as a percentage of sales in the quarter ended November 30, 2008 to 99% was primarily due to a precipitous drop of average selling prices of products in that quarter as well as an overall downturn in the global economy.  The decrease in the cost of revenue as a percentage of sales for the quarters ended February 28, 2009 was primarily due to a recovery of average selling prices of products in that quarter as well as lower costs for inventory that was purchased in the prior quarter and sold in the quarter ended February 28, 2009.  Cost of revenue remained relatively flat for the quarters ended August 31, 2009 and November 30, 2010 as a percentage of sales.  The increase in the cost of revenue as a percentage of sales in the quarter ended February 28, 2010 to 93.1 % was primarily due the higher sales discounts given to sell off discontinued DDR2 memory products.

Sales and Marketing Expenses.  Sales and marketing expenses increased in the two quarters ended February 29, 2008 but declined in the quarter ended May 31, 2008.  The sales and marketing expense increases in the two quarters ended February 29, 2008 were primarily due to increase expenditures of marketing programs to support the sales growth in those quarters while the decrease in the quarter ended May 31, 2008 was primarily due to a reduction of certain programs because of our concerns over falling gross profits.  Sales and marketing expenses for the quarters ended August 31, 2008 and November 30, 2008 increased $334,000 and $700,000 respectively over the prior quarters due to the marketing of new product lines. In the quarter ended February 28, 2009 sales and marketing expenses were reduced by $1.1 million to allocate more cash to the purchasing of memory components.  Sales and marketing expenses remained relatively flat in the four quarters ended May 31, 2009, August 31, 2009, November 30, 2009 and February 28, 2010 in terms of absolute dollars.  Sales and marketing expenses as a percentage of net sales vary from quarter to quarter primarily due to changes in sales and marketing programs used to support sales.

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Research and Development Expenses.  Research and development expenses have increased steadily from $466,000 in the quarter ended November 30, 2007 to $770,000 in the quarter ended February 28, 2009.  These increases were due to our increased emphasis on the development of new products and in particular our solid state drive products.  Our research and development expense more than doubled in the quarter ended May 31, 2009 compared to the immediately preceding quarter to $1.49 million as we increased our focus on solid state drive research and development.  From the quarter ended May 31, 2009 to the quarter ended November 30, 2009 we reduced our research and development expenses by $162,000 as we further adjusted our research and development team. Our research and development expense remained flat in terms of absolute dollars for the quarter ended February 28, 2010.  Research and development expenses quarterly variations have also occurred because of timing associated with new product introductions and reimbursed engineering expenses.

General, administrative and operations.  General, administrative and operations generally increased from the quarter ended November 30, 2007 to the quarter ended August 31, 2008 as we increased headcount and our administrative and operation infrastructure to support the 74% increase in sales over that period of time.  The increase in general administrative and operations for the quarter ended November 30, 2008 of $1.1 million from the quarter ended August 31, 2008 was primarily due to increased bad debt write offs and inventory write downs.  The decrease in general administrative and operations from the quarter ended February 28, 2009 to the quarter ended August 31, 2009 of $314,000 was primarily due to the lower regulatory costs from delisting off the AIM in April 2009.  The decrease in general administrative and operations from the quarter ended August 31, 2009 to the quarter ended November 30, 2009 of $147,000 was primarily due to a decrease in head count because of working capital constraints.  The decrease in general administrative and operation from the quarter ended November 30, 2009 to February 28, 2010 of $162,000 was primarily due to a decrease in shipping costs because of lower sales volume.

Impairment of goodwill and intangible assets.  In February 2010, we stopped the manufacture and sale of Hypersonic PC Systems products which we purchased from Silicon Data in 2007.  Therefore, the goodwill and related intangibles recorded from that acquisition were determined to be fully impaired and were written off in their entirety.

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Management’s Discussion And Analysis Of
Financial Condition And Results Of Operations

Information required by this section is incorporated herein by reference to Part II, Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Part II, Item 9 entitled “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” and Part II, Item 7A entitled “Quantitative and Qualitative Disclosures About Market Risk” of OCZ Technology Group, Inc.’s Annual Report.

Business

Information required by this section is incorporated herein by reference to Part I, Item 1 entitled “Business”, Part I, Item 2 entitled “Properties” and Part I, Item 3 entitled “Legal Proceedings”) of OCZ Technology Group, Inc.’s Annual Report

Management

Information required by this section is incorporated herein by reference to Part III, Item 10 entitled “Directors, Executive Officers and Corporate Governance” of OCZ Technology Group, Inc.’s Annual Report.

Executive Compensation
Compensation Discussion And Analysis

Information required by this section is incorporated herein by reference to Part III, Item 11 entitled “Executive Compensation” of OCZ Technology Group, Inc.’s Annual Report.

Security Ownership of Certain Beneficial Owners and Management

Information required by this section is incorporated herein by reference to Part III, Item 12 entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of OCZ Technology Group, Inc.’s Annual Report.

Certain Relationships and Related Transactions

Information required by this section is incorporated herein by reference to Part III, Item 13 entitled “Certain Relationships and Related Transactions and Director Independence” of OCZ Technology Group, Inc.’s Annual Report.

Page | 24

Selling Stockholders

An aggregate of 8,129,036 shares of common stock, which consists of 5,218,395 shares of common stock and 2,910,641 shares of common stock issuable upon the exercise of our warrants, may be offered for sale and sold from time to time pursuant to this prospectus by the Selling Stockholders.  The term “Selling Stockholders” includes the stockholders listed below and their pledgees, assignees, or other successors-in-interest. We have agreed to register all of the shares offered hereby for resale by the Selling Stockholders under the Securities Act and to pay all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders.  Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

The following table sets forth, for each of the Selling Stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold.

Unless otherwise indicated, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the Selling Stockholders, and we have not independently verified this information.  The Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 26,460,015 shares of our common stock issued and outstanding as of April 30, 2010.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

In connection with various prior private placements, we issued shares of common stock and warrants that are or have been exercisable for either shares of our common stock or shares of our Series A preferred stock.  The transactions under which such shares of common stock warrants have been issued and the terms of each such warrants instruments are described below.  The shares underlying each such warrant are registered pursuant to this registration statement.

Common Stock

In March 2010, we issued an aggregate of 5,151,662 shares of our common stock at $3.00 per share in connection with a private placement.  These shares were issued in the United States in reliance of Rule 506 of Regulation D under the Securities Act and all recipients of our common stock were “accredited” as defined under the rules of the SEC.  As part of the private placement offering, we also issued warrants to purchase up to (i) 2,575,831 shares of our common stock at $5.25 per share (the “$5.25 Warrants”) and (ii) 154,550 shares of our common stock at $3.00 per share (the “$3.00 Warrants”).  The terms of the $5.25 Warrants and the $3.00 Warrants are described immediately below.

Common Stock Warrants

We issued warrants on April 28, 2006, June 12, 2006 and October 12, 2006 to John East & Partners Limited as part of fee arrangements relating to our initial and follow-on offerings on AIM and a previous private placement. The remaining warrants are convertible into an aggregate of 142,577 shares of our common stock, of which warrants to exercise 97,354 shares expire on September 16, 2013, and warrants to exercise the remaining shares expire on June 21, 2011. The exercise prices of the shares subject to warrants are 121.88 pence (approximately $1.85 at current exchange rates) for 45,210 shares, 162.50 pence (approximately $2.45 at current exchange rates) for 92,194 shares and 200.00 pence (approximately $3.00 at current exchange rates). The exercise prices are subject to appropriate adjustment in the event of stock splits or stock dividends, and the numbers presented in this paragraph have been adjusted to reflect a 1 for 2.5 reverse stock split.

In addition, we issued warrants on March 23, 2010 to various investors and our placement agent in connection with a private placement transaction.  The investors received warrants to purchase up to an aggregate of 2,575,831 shares of our common stock at an exercise price of $5.25 per share (the “Purchase Warrants”).  The Purchase Warrants were exercisable upon issuance, will expire on March 23, 2015 and may be exercised by the holders on a cashless basis.  Furthermore, we issued a warrant to our placement agent to purchase up to 154,550 shares of our common stock at an exercise price of $3.00 per share (the “Placement Agent Warrant”).  The Placement Agent Warrant is exercisable until March 23, 2015 and may be exercised on a cashless basis.

Series A Preferred Stock Warrants

We issued warrants in January and February 2010 to various investors in connection with such investors agreeing to enter into a lock-up agreement under which such investors agreed not to sell their shares for a period of time. These warrants were exercisable into an aggregate of 140,520 shares of our Series A preferred stock and expire between July 20 and August 24, 2010 (the “Series A Warrants”) at the exercise price of $5.00 per share. On May 4, 2010, all of these warrants were converted into warrants to purchase 144,541 shares of common stock with an exercise price of $4.86 per share.

Page | 25

	Shares of Common Stock Beneficially Owned Prior to this Offering				Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Number of Shares Owned Prior to the Offering		% of Outstanding Shares (1)	Number of Shares Offered	Number of Shares Owned After the Offering	% of Outstanding Shares (1)
Adam Epstein 727 Carolina Street San Francisco, CA 94107	159,998	(2)	0.60%	49,998	110,000	0.41%

ALB Private Investments, LLC(3) c/o Scarsdale Equities LLC 10 Rockefeller Plaza Suite 720 New York, NY 10020	30,000	(4)	0.11%	30,000	-	-

Almond Investment Fund, LLC(5) P.O. Box Mill Valley, CA 94942	495,000	(6)	1.86%	495,000	-

Anthony Low-Beer c/o Scarsdale Equities LLC 10 Rockefeller Plaza Suite 720 New York, NY 10020	150,000	(7)	0.57%	150,000	-	-

Capital Ventures International (8) 101 California Street Suite 3250 San Francisco, CA 94111	150,000	(9)	0.57%	150,000	-	-

Columbus Capital Offshore Fund, Ltd. (10) 1 Market Street Suite 3790 San Francisco, CA 94105	180,000	(11)	0.68%	180,000	-	-

Columbus Capital Partners, L.P. (10) 1 Market Street Suite 3790 San Francisco, CA 94105	1,320,000	(12)	4.91%	1,320,000	-	-

Empery Asset Master, Ltd (13) 120 Broadway Suite 1019 New York, NY 10271	100,001	(14)	0.38%	100,001	-	-

Empire Capital Partners Enhanced Master Fund, Ltd (15) c/o Empire Capital Management, LLC 1 Gorham Island Suite 201 Westport, CT 06880	576,623	(16)	2.16%	576,623	-	-

Empire Capital Partners, LP (17) c/o Empire Capital Management, L.L.C. 1 Gorham Island Suite 201 Westport, CT 06880	496,304	(18)	1.86%	496,304	-	-

Empire Capital Partners, Ltd (15) c/o Empire Capital Management, L.L.C. 1 Gorham Island Suite 201 Westport, CT 06880	427,074	(19)	1.61%	427,074	-	-

Fairfield Investment Group, LLC (20) 2 Central Avenue Madison, NJ 07940	50,001	(21)	0.19%	50,001	-	-

Grand Slam Capital Master Fund, Ltd. (22) 2200 Fletcher Ave. Fort Lee, NJ, 07024	105,000	(23)	0.40%	105,000	-	-

Page | 26

Iroquois Master Fund, Ltd. (24) 641 Lexington Avenue 26th Floor New York, NY 10022	99,999	(25)	0.38%	99,999	-	-

Warrant Strategies Fund, LLC(26) 350 Madison Avenue 11th Floor New York, NY 10017	150,000	(27)	0.57%	150,000	-	-

D. Jonathan Merriman Trust(28) 600 California Street Floor 9 San Francisco, CA 94108	15,000	(29)	0.06%	15,000	-	-

Lacuna Hedge Fund, LLLP(30) 1100 Spruce Street Boulder, CO 80302	375,000	(31)	1.41%	375,000	-	-

Lacuna Venture Fund, LLLP(32) 1100 Spruce Street Boulder, CO 80302	250,001	(33)	0.94%	250,001	-	-

Mark Green 45 Popham Road Apt. 5B Scarsdale, NY 10583	42,501	(34)	0.16%	42,501	-	-

Merriman Curhan Ford & Co. (35) 600 California Street 9th Floor San Francisco, CA 94108	208,548	(36)	0.78%	208,548	-	-

Palo Alto Technology Master Fund, L.P. (37) 470 University Avenue Palo Alto, CA 94301	499,998	(38)	1.88%	499,998	-	-

Phyllis M. Esposito c/o Scarsdale Equities LLC 10 Rockefeller Plaza Suite 720 New York, NY 10020	75,000	(39)	0.28%	75,000	-	-

Precept Capital Master Fund, G.P. (40) 200 Crescent Court Suite 1450 Dallas, TX 75201	499,998	(41)	1.88%	499,998	-	-

Rockmore Investment Master Fund, Ltd (42) c/o Rockmore Capital, LLC 150 East 58th Street New York, NY 10155	100,002	(43)	0.38%	100,002	-	-

Page | 27

First Bank & Trust As Custodian of Ronald L. Chez IRA 820 Church Street Evanston, IL 60201	499,998	(44)	1.88%	499,998	-	-

Sandor Capital Master Fund, L.P. (45) 2828 Routh Street Suite 500 Dallas, TX 75201	240,000	(46)	0.90%	240,000	-	-

STG Capital Fund, Ltd(47) c/o STG Capital Management, LP 780 Third Avenue Suite 301 New York, NY 10017	175,947	(48)	0.66%	175,947	-	-

STG Capital Partners (QP), LP(49) 780 Third Avenue Suite 301 New York, NY 10017	124,053	(50)	0.47%	124,053	-	-

Valor Holdings, Inc. (51) 711 Fifth Avenue 15th Floor New York, NY 10022	150,000	(52)	0.57%	150,000	-	-

WHI Technology Fund, LLC (53) 191 N. Wacker Drive Suite 1500 Chicago, IL 60606	249,999	(54)	0.94%	249,999	-	-

Gary Gibbs 2412 Foothill Blvd., Suite 4 Calistoga, CA 94515	3,085		0.01%	3,085	-	-

Timothy Nolan 12701 S. 82nd Avenue Palos Park, IL 60464	5,143		0.02%	5,143	-	-

Patrick Yu Huai Hsu Unit 6, 128 Compton Road Underwood Brisbane QLD Australia 4119	1,028		0.00%	1,028	-	-

Coolmod Informatica SL (55) P.I. La Plana c/ Historico Reino De Valencia, 2-12550 Almazora – Castellon, Spain	2,057		0.01%	2,057	-	-

Rebecca Whitacre Entrust Administration Inc. FBO Rebecca Whitacre IRA# 36798LA 555 12th Street, Suite 1250 Oakland, CA 94607	20,562		0.08%	20,562	-	-

Nancy Marshall Entrust Administration FBO Nancy Marshall IRA #36789A 555 12th Street, Suite 1250 Oakland, CA 94607	30,858		0.12%	30,858	-	-

Andrew Scott c/o Bidhi Bhoma Merchant John East Securities Limited 10 Finsbury Square London EC2A 1AD, United Kingdom	494,082	(56)	1.86%	46,082	448,000	1.69%

Merchant John East Securities Limited (57) 51-55 Gresham Street, London,EC2V7HQ United Kingdom	97,354	(58)	0.37%	97,354	-	-

Johnny Townsend Buxhall Vale, Buxhall, Stowmarket, Suffolk IP14 3DH United Kingdom	22,651	(59)	0.09%	22,651	-	-

Virginia Bull c/o Merchant John East Securities Limited 51-55 Gresham Street, London, EC2V 7HQ United Kingdom	1,390	(60)	0.01%	1,390	-	-

Jeffrey Coburn c/o Merchant John East Securities Limited 51-55 Gresham Street, London, EC2V 7HQ United Kingdom	2,781	(61)	0.01%	2,781	-	-

David Worlidge c/o Merchant John East Securities Limited 51-55 Gresham Street, London, EC2V 7HQ United Kingdom	10,000	(62)	0.04%	10,000	-	-

Page | 28

(1)	Based on 26,460,015 shares of common stock outstanding as of April 30, 2010.

(2)	Includes 16,666 shares of common stock issuable upon the exercise of outstanding warrants and 110,000 shares of immediately exercisable options.

(3)
Anthony B Low-Beer IRA is the beneficial owner of 30,000 shares held by ALB Private Investments, LLC (“ALB”).  Francis A. Mlynarczyk, Jr., as Managing Member of ALB, has sole voting and dispositive power over such shares.  Mr. Mlynarczyk disclaims any beneficial ownership over such shares.

(4)	Includes 10,000 shares of common stock issuable upon the exercise of outstanding warrants.

(5)	Charles M. Almond, as manager of Almond Investment Fund, LLC, has sole voting and dispositive power with respect to these shares. Mr. Almond disclaims any beneficial ownership over such shares.

(6)	Includes 165,000 shares of common stock issuable upon the exercise of outstanding warrants.

(7)	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.

(8)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of such shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of such shares.

(9)	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.

(10)
Columbus Capital Management, LLC (“CCM”) is the general partner of Columbus Capital Partners, L.P. (“CCP”), investment manager of Columbus Capital Offshore Fund, Ltd. (“Columbus Offshore”), and Matthew D. Ockner is the managing member of CCM.  Mr. Ockner exercises sole voting and dispositive power over the shares.

(11)	Includes 60,000 shares of common stock issuable upon the exercise of outstanding warrants.

(12)	Includes 440,000 shares of common stock issuable upon the exercise of outstanding warrants.

(13)
Empery Asset Management, LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares.  Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(14)	Includes 33,334 shares of common stock issuable upon the exercise of outstanding warrants.

(15)
Empire GP, L.L.C. is the general partner of, and has investment discretion over, the shares held by Empire Capital Partners, LP.  Scott A. Fine and Peter J. Richards are the managing members of Empire GP, L.L.C. and, in such capacity, have voting and dispositive power with respect to such shares.  Each of Empire Capital Partners, LP, Scott A. Fine and Peter J. Richards disclaims beneficial ownership of these shares.

(16)	Includes 192,208 shares of common stock issuable upon the exercise of outstanding warrants.

(17)
Empire Capital Management, L.L.C. is the investment manager to, and has investment discretion over, the shares held by Empire Capital Partners, Ltd. and Empire Capital Partners Enhanced Master Fund, Ltd.  Scott A. Fine and Peter J. Richards are the managing members of Empire Capital Management L.L.C. and, in such capacity, have voting and dispositive power with respect to such shares.  Each of Empire Capital Partners, Ltd., Empire Capital Partners Enhanced Master Fund, Ltd., Scott A. Fine and Peter J. Richards disclaims beneficial ownership of these shares.

(18)	Includes 165,435 shares of common stock issuable upon the exercise of outstanding warrants.

(19)	Includes 142,358 shares of common stock issuable upon the exercise of outstanding warrants.

(20)
Fairfield Advisors LLC (“Fairfield Advisors”) is the Trading Advisor of Fairfield Investment Group, LLC.  Jeffrey Benton and Gary Eisenreich, in their respective capacities as co managers of Fairfield Advisors, exercise shared voting power with respect to these shares.

(21)	Includes 16,667 shares of common stock issuable upon the exercise of outstanding warrants.

Page | 29

(22)	Mitchell Sacks, as Partner of Grand Slam Capital Master Fund Ltd (“Grand Slam Capital”), has sole voting and dispositive power over the shares held by Grand Slam Capital.

(23)	Includes 35,000 shares of common stock issuable upon the exercise of outstanding warrants.

(24)
Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”).  Iroquois Capital has voting control and investment discretion over securities held by IMF.  Joshua Silverman and Richard Abbe have voting and dispositive power over shares held by Iroquois Capital in their respective capacities as investment managers to IMF.

(25)	Includes 33,333 shares of common stock issuable upon the exercise of outstanding warrants.

(26)	J. Mitchell Hill, as Managing Member of Warrant Strategies Fund LLC (“Warrant Strategies”), has sole voting and dispositive power over the shares held by Warrant Strategies.

(27)	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.

(28)	D. Jonathan Merriman, as Trustee of the D. Jonathan Merriman Trust, has sole voting and dispositive power with respect to these shares.

(29)	Includes 5,000 shares of common stock issuable upon the exercise of outstanding warrants.

(30)
These shares are held by Lacuna Hedge Fund LLLP (“Lacuna Hedge”) and are indirectly owned by Lacuna LLC and Lacuna Hedge GP LLLP (“Lacuna Hedge GP”).  Lacuna LLC serves as the sole general partner of Lacuna Hedge GP, which serves as the sole general partner of Lacuna Hedge.  Neither Lacuna LLC nor Lacuna Hedge GP directly owns any securities of OCZ.  Each of Lacuna LLC and Lacuna Hedge GP disclaims beneficial ownership of the securities held by Lacuna Hedge, except to the extent of its pecuniary interest therein.  Rawleigh Ralls, as General Partner of Lacuna Hedge, and Rich O’Leary, as Partner of Lacuna Hedge, have shared voting and dispositive power with respect to the shares.

(31)	Includes 125,000 shares of common stock issuable upon the exercise of outstanding warrants.

(32)
These shares are held by Lacuna Venture Fund LLLP (“Lacuna Venture”) and are indirectly owned by Lacuna LLC (“Lacuna LLC”) and Lacuna Ventures GP LLLP (“Lacuna Ventures GP”). Lacuna LLC serves as the sole general partner of Lacuna Ventures GP, which serves as the sole general partner of Lacuna Venture. Neither Lacuna LLC nor Lacuna Ventures GP directly owns any securities of OCZ. Each of Lacuna LLC and Lacuna Ventures GP disclaims beneficial ownership of the securities held by Lacuna Venture, except to the extent of its pecuniary interest therein.     Rawleigh Ralls, as General Partner of Lacuna Hedge, and Rich O’Leary, as Partner of Lacuna Hedge, have shared voting and dispositive power with respect to the shares.

(33)	Includes 83,334 shares of common stock issuable upon the exercise of outstanding warrants.

(34)	Includes 14,167 shares of common stock issuable upon the exercise of outstanding warrants.

(35)
Merriman Curhan Ford & Co. (“Merriman Curhan”) is an SEC registered broker-dealer that acted as placement agent in our March 23, 2010 private placement.  Each of  Peter Coleman and Michael Doran, in their respective capacities as Chief Executive Officer and General Counsel of Merriman Curhan, have shared voting and dispositive power over these shares.

(36)	Includes 171,216 shares of common stock issuable upon the exercise of outstanding warrants.

(37)
William L. Edwards, the Chairman, Chief Executive Officer and Chief Investment Officer, and A. Joon Yun, MD, the President of Palo Alto Investors, LLC, the investment advisor and general partner of Palo Alto Technology Master Fund, L.P., have voting power and investment power over shares of common stock held by Palo Alto Technology Master Fund, LP., but disclaim beneficial ownership of such common stock except to the extent of their pecuniary interest in Palo Alto Technology Master Fund, L.P.

(38)	Includes 166,666 shares of common stock issuable upon the exercise of outstanding warrants.

(39)	Includes 25,000 shares of common stock issuable upon the exercise of outstanding warrants.

(40)
D. Blair Baker is the Managing Member of Precept Management, LLC (“Precept Management”).  Precept Management is the general partner of Precept Capital Management, LP, which is the agent and attorney in fact of Precept Capital Master Fund, G.P.  Precept Management exercises sole voting and dispositive power over these shares.

(41)	Includes 166,666 shares of common stock issuable upon the exercise of outstanding warrants.

(42)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited liability partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over these shares.  Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares.  Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares owned by Rockmore Master Fund and, as of May 20, 2010, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of shares owned by Rockmore Master Fund.  By reason of such authority, Messrs. Bernstein and Daly disclaim beneficial ownership of such shares and neither of such persons has legal right to maintain such authority.  No other person has sole or share voting or dispositive power with respect to the shares as those terms are used for purposes under Regulation 13D-G of the Exchange Act.  No person or “group” (as that term is used in Section 13(d) of the Exchange Act, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(43)	Includes 33,334 shares of common stock issuable upon the exercise of outstanding warrants.

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(44)	Includes 166,666 shares of common stock issuable upon the exercise of outstanding warrants.

(45)
Sandor Advisors, LLC, is the General Partner of Sandor Capital Master Fund LP (“Sandor Master Fund”).  John S. Lemak, as the Manager of Sandor Advisors, LLC, has voting and dispositive power over the shares held by Sandor Master Fund.

(46)	Includes 80,000 shares of common stock issuable upon the exercise of outstanding warrants.

(47)
Steven T. Glass, the Director of STG Capital Fund, Ltd (“STG Fund”) and Portfolio Manager of STG Capital Management, LP (“STG Management”), has sole voting and dispositive power over the shares held by STG Fund.

(48)	Includes 58,649shares of common stock issuable upon the exercise of outstanding warrants.

(49)
Steven T. Glass, the Managing Member of STG Capital Partners (QP), LP (“STG Partners”) and Portfolio Manager of STG Capital Management, LP (“STG Management”), has sole voting and dispositive power over the shares held by STG Partners.

(50)	Includes 41,351 shares of common stock issuable upon the exercise of outstanding warrants.

(51)
Russell M. Sarachek, the Managing Member of Valor Holdings, Inc., has sole voting and dispositive power over the shares.  Mr. Sarachek disclaims beneficial ownership over these shares except to the extent of his pecuniary interest in Valor Holdings, Inc.

(52)	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.

(53)
William Harris Investors, Inc. (“WHI”) is the managing member of and investment advisor to WTI Technology Fund, LLC (“WHI Technology Fund”).  Each of Michael S. Resnick, executive vice president of WHI, and Len Wanger, portfolio manager of the WHI Technology Fund, may exercise voting and dispositive power with respect to these shares on behalf of WHI.

(54)	Includes 83,333 shares of common stock issuable upon the exercise of outstanding warrants.

(55)	Messrs. Francisco Fábrega Sánchez and Mario Hellweg Gómez as partners of Coolmod Informatica SL, a limited liability company, have shared voting and dispositive power over these shares.

(56)	Includes 46,082 shares of common stock issuable upon the exercise of outstanding warrants.

(57)
Merchant John East Securities Limited is a wholly owned subsidiary of Merchant Securities plc, which has investment discretion over the shares held by Merchant John East Securities Limited.  The board of directors of Merchant Securities plc (consisting of Patrick Claridge, John East, John Foster-Powell, John Green and Charles Price (“MS Board”)) has voting and dispositive power with respect to such shares. The MS Board disclaims beneficial ownership of these shares.

(58)	Includes 97,354 shares of common stock issuable upon the exercise of outstanding warrants.

(59)	Includes 22,651 shares of common stock issuable upon the exercise of outstanding warrants.

(60)	Includes 1,390 shares of common stock issuable upon the exercise of outstanding warrants.

(61)	Includes 2,781 shares of common stock issuable upon the exercise of outstanding warrants.

(62)	Includes 10,000 shares of common stock issuable upon the exercise of outstanding warrants.

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Description Of Securities

The following discussion is a summary of the material terms of our capital stock.  The following description of the material terms of our capital stock does not purport to be complete and is qualified by reference to our certificate of incorporation and bylaws, which documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and the applicable provisions of the General Corporation Law of the State of Delaware.

Our Certificate of Incorporation provides that the total number of shares of capital stock that we may issue is 120,000,000 shares of common stock, $0.0025 par value per share, and 20,000,000 shares of preferred stock, $0.0025 par value per share, of which 2,000,000 shares of preferred stock, $0.0025 par value per share, have been designated Series A preferred stock.

Common Stock

As of April 30, 2010, there were 26,460,015 shares of our common stock outstanding.  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividend declared by the Board.  In the event of a liquidation, dissolution or winding up of OCZ, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.  Holders of our common stock have no preemptive, conversion or redemption rights.  Each outstanding share of common stock is, and all shares of common stock to be outstanding after the completion of this offering will be, fully paid and non-assessable.

Preferred Stock

We have authorized for issuance 20,000,000 shares of undesignated preferred stock, of which 2,000,000 shares of preferred stock have been designated as Series A preferred stock.  Our Board has the authority, without further action by the stockholders, to issue preferred stock in one or more series.  In addition, the Board may fix the rights, preferences and privileges of any preferred stock it determines to issue.  Any or all of these rights may be superior to the rights of the common stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of OCZ or to make removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock.  As of April 30, 2010, there were 60,990 shares of our Series A preferred stock issued and outstanding.  Under the terms of our certificate of incorporation with respect to our Series A preferred stock, each share of Series A preferred stock was to be automatically converted into shares of common stock on the sixtieth (60th) trading day following the commencement of trading of our common shares on a public stock exchange, including OTCBB (“Mandatory Conversion”).  The trading of our common shares commenced on OTCBB on February 10, 2010, and the 60th trading day following the commencement of trading was May 4, 2010.  The number of shares of our common stock issued upon Mandatory Conversion was determined by dividing $5.00 by the Denominator Price, which was determined as follows:  If the sixty (60) day per share average closing price of our common stock on such public stock exchange (the “60 Day Average”) is between $3.00 and $5.00, then the Denominator Price will be the 60 Day Average.  Based on the 60 Day Average of $4.86, and after taking into account fractional shares, on May 4, 2010, 60,990 shares of our Series A preferred stock were converted into 62,733 shares of our common stock, and warrants to purchase 140,520 shares of our Series A preferred stock were converted into warrants to purchase 144,541 shares of our common stock.

Holders of our preferred stock have voting rights and powers equal to those of the holders of our common stock.  In addition, each holder of our preferred stock is entitled to dividends or distributions declared by our Board as payable to the holders of our common stock.

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Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the DGCL regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” during the three year period after such stockholder becomes an “interested stockholder,” unless:

▪
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

▪
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

▪
on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

▪
any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

▪	the affiliates and associates of any such person.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and forth amended and restated bylaws (“Bylaws”) provide that:

▪	our Board will be expressly authorized to make, alter or repeal our Bylaws;

▪
our Board will be divided into three classes of service with staggered three-year terms.  This means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

▪	our Board will be authorized to issue preferred stock without stockholder approval; and

▪
we will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of OCZ.

Warrants

We issued warrant instruments on April 28, 2006, June 12, 2006 and October 12, 2006 to John East & Partners Limited as part of fee arrangements relating to our initial and follow-on offerings on AIM and a previous private placement. The remaining warrants are convertible into an aggregate of 142,577 shares of our common stock, of which warrants to exercise 97,354 shares expire on September 16, 2013, and warrants to exercise the remaining shares expire on June 21, 2011. The exercise prices of the shares subject to warrants are 121.88 pence (approximately $1.85 at current exchange rates) for 45,210 shares, 162.50 pence (approximately $2.45 at current exchange rates) for 92,194 shares and 200.00 pence (approximately $3.00 at current exchange rates). The exercise prices are subject to appropriate adjustment in the event of stock splits or stock dividends, and the numbers presented in this paragraph have been adjusted to reflect the recent 1 for 2.5 reverse stock split.

We issued warrant instruments in January and February 2010 to various investors in connection with a lockup agreement. These warrants are convertible into an aggregate of 140,520 shares of our Series A preferred stock and expire between July 20 and August 24, 2010 (the "Series A Warrants") at the exercise price of $5.00 per share. On May 4, 2010, all of these warrants were converted into warrants to purchase 144,541 shares of common stock with an exercise price of $4.86 per share.

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In addition, we issued warrant instruments on March 23, 2010 to various investors and our placement agent in connection with a private placement transaction.  The investors received warrants to purchase up to an aggregate of 2,575,833 shares of our common stock at an exercise price of $5.25 per share (the “Purchase Warrants ”).  The Purchase Warrants were exercisable upon issuance, will expire on March 23, 2015 and may be exercised by the holders on a cashless basis.  Furthermore, we issued a warrant to our placement agent to purchase up to 154,550 shares of our common stock at an exercise price of $3.00 per share(the “ Placement Agent Warrant”).  The Placement Agent Warrant is exercisable until March 23, 2015 and may be exercised on a cashless basis.

Stock Transfer Agent

The transfer agent and registrar for our common stock is Computer Share Investor Services.

Shares Eligible for Future Sale

As of our fiscal year ended February 28, 2010, we have outstanding an aggregate of 21,278,643 shares of our common stock, assuming no exercise of outstanding options and warrants, and no grant of additional options or warrants.  All shares are “restricted shares,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and will be eligible for sale in the public market as follows:

Rule 144.  In general, under Rule 144 as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provision of Rule 144, subject to compliance with the public information requirements of Rule 144.  If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.  Based upon the number of shares outstanding as of our fiscal year ended February 28, 2010, an aggregate of approximately 11,214,206 shares of our common stock will be eligible to be sold by non-affiliates without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period, a number of shares that does not exceed the greater of (a) 1% of the number of shares of our common stock then outstanding, which will equal approximately 212,716 shares immediately as of the fiscal year ended February 28, 2010, or (b) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.  Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.  Based upon the number of shares outstanding as of the fiscal year ended February 28, 2010, an aggregate of approximately 10,064,436 shares of our common stock will be eligible to be sold by our affiliates or persons selling shares on behalf of our affiliates pursuant to Rule 144, subject to the volume restrictions described in the previous sentence.

Rule 701.  In general, under Rule 701 of the Securities Act as currently in effect, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold by:

▪	persons other than affiliates, subject only to the manner-of-sale provisions of Rule 144; and

▪	our affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144,

in each case, without compliance with the one-year holding requirements of Rule 144.

An aggregate of 21,278,643 shares of our common stock that were outstanding as of our fiscal year ended February 28, 2010 and approximately 2,779,111 shares of our common stock that may be acquired upon the exercise of options outstanding as of our fiscal year ended February 28, 2010, are eligible to be sold pursuant to Rule 701.

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Stock Plans.  A total of 5,232,873 shares of common stock, par value $0.0025 per share, covered by the Form S-8 registration statement we filed with the SEC on February 24, 2010 are eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

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Plan Of Distribution

Each Selling Stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock included in this prospectus on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

▪	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

▪	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

▪	a combination of any such methods of sale; or

▪	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440 of the Financial Industry Regulatory Authority (“FINRA”); and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock o broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the shares, including SEC filing fees. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Selling Stockholders will comply with the prospectus delivery requirements in connection with this offering.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares registered hereunder.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares registered hereunder by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares registered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares registered hereunder may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, except where there is an exemption from such delivery requirements under applicable securities laws.

Legal Matters

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper LLP (US).

Experts

The consolidated financial statements of OCZ Technology Group, Inc. and our subsidiaries for each of the three fiscal years in the three-year period ended February 29, 2008, February 28, 2009 and February 28, 2010 have been included in this prospectus and in the registration statement in reliance upon the reports of both Horwath Clark Whitehill LLP (for the fiscal years ended February 29, 2008 and February 28, 2009) and Crowe Horwath LLP (for the fiscal years ended February 29, 2008 and February 28, 2009), both of which are independent registered public accounting firm, as stated in their respective reports dated May 1, 2009 and May 20, 2010 each of which is incorporated by reference herein, and such consolidated financial statements have been so incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

Material Changes

There have been no material changes since February 28, 2010 that have not been described in our Annual Report on Form 10-K, a Form 10-Q or Form 8-K filed under the Exchange Act, or this prospectus.

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Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form S-1 (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the “Registration Statement”) under the Securities Act, for the registration under the Securities Act of the shares of common stock offered hereby.  This prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement which contains further information with respect to us and our common stock.  Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the SEC.

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith file reports, including annual and quarterly reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

6373 San Ignacio Avenue
San Jose, California 95119
(408) 733-8400

Incorporation of Certain Information by Reference

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this prospectus.  Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.  Except as set forth below, the SEC file number for the documents incorporated by reference in this prospectus is 001-3465.

We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the fiscal year ended February 28, 2010, as filed with the SEC on May 20, 2010;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2010, as filed with the SEC on July 12, 2010 and Amendment No. 1 thereto on Form 10Q/A, as filed with the SEC on July 19, 2010.

•
Our Current Reports on Form 8-K, as filed with the SEC on March 26, 2010, March 29, 2010, April 8, 2010, April 13, 2010, April 23, 2010, May 11, 2010, May 12, 2010, May 14, 2010, May 27, 2010, June 3, 2010, June 28, 2010 and June 29, 2010.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us at:

6373 San Ignacio Avenue
San Jose, California 95119
(408) 733-8400

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.  You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.  Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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Consolidated Financial Statements of OCZ Technology Group, Inc.

Financial statements meeting the requirements of Regulation S-X are incorporated herein by reference to Part II, Item 8 entitled “Financial Statements and Supplementary Data” of OCZ Technology Group, Inc.’s Annual Report.

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Through and including 90 days after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,218,395 Shares of Common Stock

2,910,641 Shares of Common Stock issuable upon the exercise of outstanding Warrants

OCZ Technology Group, Inc.

PROSPECTUS

          , 2010

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Part II

Information Not Required In Prospectus

Item 13	Other Expenses of Issuance and Distribution

The following table sets forth our estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

Item	Amount
SEC registration fee	$3,000
Legal fees and expenses	$116,300
Accounting fees and expenses	$160,000
Printing fees and expenses	$2,500
Transfer Agent Fees	$3,000
Miscellaneous	$5,000
Total	$289,800

Item 14	Indemnification of Directors and Officers

As permitted by the DGCL, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

▪	for any breach of the director’s duty of loyalty to us or our stockholders;

▪	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

▪	under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

▪	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.  Section 145 of the DGCL also provides that a corporation has the power to maintain insurance on behalf of its directors and officers against any liability asserted against those persons and incurred by them in their capacity as directors or officers, as applicable, whether or not the corporation would have the power to indemnify them against liability under the provisions of Section 145 of the DGCL.

Our Certificate of Incorporation and Bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the DGCL.  The indemnification provided under our Certificate of Incorporation and Bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.  We intend to maintain director and officer liability insurance on behalf of our directors and officers.

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The foregoing summaries are necessarily subject to the complete text of the DGCL, our Certificate of Incorporation and Bylaws.

Item 15	Recent Sales of Unregistered Securities

Information required by this section is incorporated herein by reference to Part II, Item 5 entitled “Market for Registrant’s Common Equity.  Related Stockholder Matters and Issuer Purchases of Equity Securities” under the caption entitled “Recent Sales of Unregistered Securities” of OCZ Technology Group, Inc.’s Annual Report.

Item 16	Exhibits and Financial Statements

(a)	See the Exhibit Index of this Registration Statement for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b)
Financial statements meeting the requirements of Regulation S-X are incorporated herein by reference to Part II, Item 8 entitled “Financial Statements and Supplementary Data” of OCZ Technology Group, Inc.’s Annual Report.

Item 17	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

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Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California on July 19, 2010.

OCZ Technology Group, Inc.
By:	/s/ Ryan M. Petersen
Ryan M. Petersen
President and Chief Executive Officer

Power of Attorney

Known By All Men by these presents, that each person whose signature appears below constitutes and appoints Ryan M. Petersen as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all Amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ryan M. Petersen	Chief Executive Officer and Director	July 19, 2010
Ryan M. Petersen	(Principal Executive Officer)

	Chief Financial Officer and Director	July 19, 2010
/s/ Kerry T. Smith	(Principal Financial and Accounting Officer)
Kerry T. Smith

/s/ Adam Epstein	Director	July 19, 2010
Adam Epstein

/s/ Richard L. Hunter	Director	July 19, 2010
Richard L. Hunter

	Director	July 19, 2010
Russ Knittel

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Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated December 17, 2004 of OCZ Technology Group, Inc., an Indiana corporation, with and into OCZ Technology Group, Inc., a Delaware corporation. (1)

2.2	Asset Purchase Agreement dated May 25, 2007 by and among OCZ Technology Group, Inc., PC Power and Cooling, Inc. and Douglas Dodson. (1)

2.3	Asset Purchase Agreement dated October 25, 2007 by and among OCZ Technology Group, Inc., Silicon Data Inc., a New York corporation, Fred Cohen, and Eyal Akler. (1)

3.1	Fourth Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on September 30, 2009. (1)

3.2	Fourth Amended and Restated Bylaws. (1)

3.3	Certificate of Designation as filed with the Delaware Secretary of State on November 4, 2009. (4)

4.1	Specimen common stock certificate of OCZ Technology Group, Inc. (1)

5.1	Opinion of DLA Piper (US) LLP. (12)

10.1	OCZ Technology Group, Inc. 2004 Stock Incentive Plan. (1)

10.2	Executive Employment Agreement dated April 4, 2006 by and between OCZ Technology Group, Inc. and Ryan M. Petersen. (1)

10.3	Executive Employment Agreement dated April 4, 2006 by and between OCZ Technology Group, Inc. and Arthur Knapp. (1)

10.4	Executive Employment Agreement dated April 4, 2006 by and between OCZ Technology Group, Inc. and Alex Mei. (1)

10.5	Executive Employment Agreement dated December 17, 2008 by and between OCZ Technology Group, Inc. and Kerry Smith. (1)

10.6	Offer Letter dated June 13, 2006 memorializing the terms of Mr. George Kynoch’s services as a non-executive director. (1)

10.7	Offer Letter dated June 13, 2006 memorializing the terms of Mr. Quentin Colin Maxwell Solt’s services as a non-executive director. (1)

10.8	Sub-Sublease dated January 30, 2009 by and between Oracle USA, Inc. and OCZ Technology Group, Inc. for the property located in San Jose, California, USA. (1)

10.9	Lease dated April 21, 2005 by and between Buckgolf Inc., & Greengolf Inc. and OCZ Technology Group, Inc. dated for the property located in Markham, Ontario, Canada. (1)

10.10	English translation of lease dated August 7, 2005 by and between Vrodest Delft C.V. and OCZ Technology Group, Inc. for the property located in Delft, The Netherlands. (1)

10.11	English summary of lease for the property located in Taipei County, Taiwan. (1)

10.12	English summary of lease for the property located in Lujhu Township, Taiwan. (1)

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10.13	Form of Indemnification Agreement for Directors and Officers of OCZ Technology Group, Inc. (1)

10.14	Executive Employment Agreement dated November 30, 2007 by and between OCZ Technology Group, Inc. and Justin Shong. (1)

10.15	Loan and Security Agreement dated July 2009 by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (1)

10.16	Sale of Accounts and Security Agreement by and between OCZ Technology Group, Inc. and Faunus Group International, Inc. dated July 6, 2009. (1)

10.17	Asset Purchase Agreement dated August 31, 2009 by and between OCZ Technology Group, Inc. and BCInet, Inc. (1)

10.18	Secured Promissory Note, dated August 31, 2009, issued by BCInet, Inc. to OCZ Technology Group, Inc. in the amount of $311,215. (1)

10.19	Secured Promissory Note, dated August 31, 2009, issued by BCInet, Inc. to OCZ Technology Group, Inc. in the amount of $170,000. (1)

10.20	Secured Convertible Promissory Note, dated August 31, 2009, issued by BCInet, Inc. to OCZ Technology Group, Inc. in the amount of $414,200. (1)

10.21	Series A Preferred Stock Purchase Agreement dated August 31, 2009 by and between BCInet, Inc. and OCZ Technology Group, Inc. (1)

10.22	Security Agreement dated August 31, 2009 by and between BCI net, Inc. and OCZ Technology Group, Inc. (2)

10.23	Confidential Resignation and Consulting Agreement and General Release dated March 12, 2009 by and between OCZ Technology Group, Inc. and Arthur Knapp. (3)

10.24	Promissory Note dated August 19, 2009 from OCZ Technology Group, Inc. to The Ryan Petersen and Sarita Nuez Family Trust. (3)

10.25	Distribution Agreement dated June 2009, by and between OCZ Technology Group, Inc. and Bell Microproducts Canada. (5)

10.26	Securities Purchase Agreement dated March 23, 2010 by and among OCZ Technology Group, Inc. and the institutional and accredited investors listed therein (6)

10.27	Registration Rights Agreement dated March 23, 2010 by and among OCZ Technology Group, Inc. and the Purchasers (as defined therein). (6)

10.28	Form of Warrant for the institutional and accredited investors. (6)

10.29	Form of Warrant for Placement Agent (as defined therein). (6)

10.30	Second Amendment to the Loan and Security Agreement dated May 10, 2010 by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (8)

10.31	Offer Letter dated December 30, 2009 memorializing the terms of Mr. Adam Epstein’s services as a non-executive director. (9)

10.32	Offer Letter dated December 30, 2009 memorializing the terms of Mr. Richard L. Hunter’s services as a non-executive director. (9)

10.33	Offer Letter dated December 30, 2009 memorializing the terms of Mr. Sunit Saxena’s services as a non-executive director. (9)

10.34	Lease Extension Agreement dated May 21, 2010 by and between Buckgolf Inc., & Greengolf Inc. and OCZ Canada, Inc. for the property located in Markham, Ontario, Canada. (9)

10.35	Lease Accommodation Agreement dated May 31, 2010 by and between OCZ Technology Group, Inc. and Beleggingsmaatschappij Marcel B.V. for the property located in Waddinxveen, The Netherlands. (10)

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16.1	Letter regarding change in certifying accountants dated April 5, 2010 from Horwath Clark Whitehill. (7)

21.1	Subsidiaries of OCZ Technology Group, Inc. (1)

23.1	Consent of Independent Certified Public Accountant – Crowe Horwath, LLP. (13)

23.2	Consent of Independent Certified Public Accountant – Horwath Clark Whitehill, LLP. (13)

(1)	Incorporated by reference to exhibit of the same number to the Registrant’s Form 10 filed on September 30, 2009.

(2)	Incorporated by reference to exhibit of the same number to the Registrant’s Form 10 filed on November 12, 2009.

(3)	Incorporated by reference to exhibit of the same number to the Registrant’s Form 10 filed on December 4, 2009.

(4)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed on January 14, 2010.

(5)	Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on January 25, 2010.

(6)	Incorporated by reference Registrant’s Form 8-K filed on March 26, 2010.

(7)	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K filed on April 8, 2010.

(8)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed on May 11, 2010.

(9)	Incorporated by reference to exhibit of the same number to the Registrant’s Form 10-K filed on May 20, 2010.

(10)	Incorporated by reference to Exhibit 99.1 to the Registrant's Form 8-K filed on May 27, 2010.

(11)	Incorporated by reference to Exhibits 10.1 and 10.2, respectively, to the Registrant's Form 8-K filed on June 3, 2010.

(12)	Incorporated by reference to Exhibit 5.1 to the Registrant's Form S-1/A filed on July 2, 2010.

(13)	Filed herewith.

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